SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.         )

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☐	Soliciting Material Pursuant to Rule 14a-12

THE GREATER CHINA FUND, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Greater China Fund, Inc.

c/o Prudential Investments LLC

4th Floor

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

June 22, 2012

Dear Stockholder:

We previously sent you a Proxy Statement for the Annual Meeting of Stockholders of The Greater China Fund, Inc. (the “Fund”) to be held at Sullivan & Cromwell LLP, 125 Broad Street New York, New York on Friday, June 29, 2012 at 11:00 a.m.

We are pleased to inform you that consistent with the recommendation by your Board of Directors, Institutional Shareholder Services, Inc. (“ISS”), an independent provider of proxy voting and corporate governance services, recommended on June 15, 2012 a vote “AGAINST” Proposal 2 to terminate the Fund’s Investment Advisory Agreement with Baring Asset Management (Asia) Ltd, the Fund’s Investment Manager.

Regarding Proposal 2, ISS specifically stated,

The Proponent correctly states that the Investment Manager and its predecessor have served the Fund since its inception. However, the Proponent omits that since inception through Dec. 31, 2011, the Fund has delivered annualized returns, which included reinvestment of dividends and is net of fees, of 7.0%. The Proponent also omits that over the last 10 calendar years, the Fund has delivered an annualized return of 12.6%, ahead of the benchmark in place during the relevant periods. Long-term performance is important in evaluating an investment adviser to a Fund that is intended as a long-term investment vehicle.

To address the more recent under-performance, the Investment Manager increased its personnel and focused its efforts on improving that performance. The Investment Manager, in addition to implementing a voluntary reduction in its fee rate, has added investment personnel with direct experience investing in China and more recently Taiwan, and is actively seeking to expand into A-shares or their equivalent. . . .

The Proponent does not propose any other adviser for the Fund just that the current advisor be terminated. In that case, there is a possibility that the Fund could be left without any adviser at all, making it difficult for the Fund to carry out any portfolio management, research or trading. Thus, the Fund’s investment program would completely come to a standstill. There is no guarantee that the Fund’s board would be able to find and retain a qualified investment adviser that would agree to assume the management of the Fund for a reasonable cost. The Proponent’s proposal also ignores the expenses the Fund and its shareholders could incur in replacing the Investment Manager.

As such, ISS recommends that shareholders do not support the Proponent’s proposal to terminate the Investment Manager.

* * * * *

You may also have received a letter from City of London Investment Management Company Limited (“City of London”) asking you to vote for Proposal 2 and termination. That letter was NOT sent by your Fund or its Board. Please ignore that letter. Unlike your Board, City of London is not acting on behalf of the Fund and it has its own self-serving reasons for sending you that letter. As stated above, ISS has recommended a vote AGAINST termination.

None of the members of your Board of Directors is affiliated with the Fund’s Investment Manager. For the reasons stated above and in the Fund’s Proxy Statement for the June 29 meeting, your Board of Directors believes that termination of the Investment Advisory Agreement is NOT in the best interests of the Fund.

Thank you for your cooperation.

Sincerely,

The Greater China Fund, Inc.

If you have any questions or need assistance in voting your shares, or would like an additional copy of the Fund’s Proxy Statement or proxy card please contact the Fund’s proxy solicitor, AST Fund Solutions, LLC at 1-800-884-5101.

If you voted FOR termination you can still change your vote to support the Fund. Please call 1-800-884-5101 for additional information.

You may receive a call from AST Fund Solutions, LLC or other persons acting on behalf of the Fund regarding this important matter. Any call authorized by the Fund will be asking you to vote AGAINST termination.